Spartech Announces First Quarter Results

ST. LOUIS, MO -- (Marketwire - March 03, 2010) - Spartech Corporation (NYSE: SEH), a leading producer of plastic sheet, compounds, and packaging products, announced today operating results for its 2010 first quarter. Overall, sales volumes increased modestly and cash flows remained solid while earnings improved significantly from our structural cost reductions and production efficiency initiatives.

First Quarter 2010 Highlights

  Net sales were $225.2 million, down 5% from the prior year first quarter, reflecting a 3% increase in volumes sold that was offset by the impact of lower resin prices and mix.

  Operating earnings excluding special items (restructuring and exit costs) increased to $7.5 million from a loss of ($2.2) million in the first quarter of 2009. Gross margin per pound sold increased to 12.7 cents from the prior year first quarter's 10.3 cents reflecting improvements in our Custom Sheet & Rollstock and Color & Specialty Compounds segments which benefitted from our improvement initiatives.

  Reported diluted earnings per share from continuing operations was $0.15 compared to a loss of ($0.16) in the prior year first quarter. Diluted earnings per share from continuing operations excluding special items (restructuring and exits costs and a tax benefit on restructuring of our France entity) were $0.08 compared to a loss of ($0.15) in the first quarter of 2009.

  Cash flows from operations of $8.9 million were $11.0 million better than the prior year first quarter and together with $2.9 million of proceeds from the sale of non-core assets led to a $9.9 million reduction in net debt (total debt less cash and cash equivalents) in the quarter.

  During the quarter, the Company substantially completed the consolidation of its Kearny, New Jersey facility into other compounding operations and announced plans to expand its sheet facility in Wichita, Kansas to consolidate production from its Arlington, Texas plant.

  The Company continued to demonstrate its investment in technology and new product development by announcing the formation of a new Technology and Innovation Center in St. Louis, Missouri that will reinforce Spartech's advancement of integrated technologies in material science, extrusion technologies, and packaging products from one central facility.

Note: Please see reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results.

Consolidated Results

Net sales for the first quarter of 2010 were $225.2 million compared to $237.3 million in the first quarter of 2009 representing a decrease of 5%. This change represented an increase in underlying sales volume of 3% and a decrease from price/mix changes of 8%. The improved underlying volume was related to increased demand in the automotive, appliance and some general industrial applications offset by lower demand in the commercial construction and aerospace sectors which were impacted by the economic downturn later in the cycle than other markets and therefore, have not yet shown signs of recovery. The price/mix decline was primarily due to lower raw material costs which were passed through to customers as lower selling prices and the lower average sales price associated with automotive and appliance products. Raw material prices decreased sharply at the end of the first quarter of 2009, then gradually increased over the last 12 months, and have recently started to increase significantly at the end of our first quarter of 2010.

Reported operating earnings for the first quarter of 2010 were $6.8 million compared to a loss of ($3.0) million in the prior year first quarter. Operating earnings excluding special items (restructuring and exit costs) were $7.5 million for the first quarter of 2010 compared to a loss of ($2.2) million in the prior year first quarter, reflecting the lower cost structure resulting from our improvement initiatives. Gross margin per pound sold increased to 12.7 cents in the first quarter of 2010 from 10.3 cents in the first quarter of 2009, reflecting the benefits from our cost reduction and production efficiency initiatives focused on building a low cost-to-serve model. Selling, general and administrative expenses were $18.4 million for the first quarter of 2010 compared to $22.1 million in the prior year quarter, benefiting from lower bad debt expense and the impact of structural cost reductions. Interest expense decreased to $3.5 million in our first quarter of 2010 from $4.3 million in 2009 due to lower average debt levels resulting from $85.6 million of debt reduction during the last 12 months. We recognized a $2.8 million tax benefit in the quarter related to the tax restructuring of our entity in Donchery, France which will also help reduce our future effective tax rate volatility. Excluding this benefit, the effective tax rate would reflect a more typical 37-39% for the Company. Net income for the first quarter of 2010 was $4.7 million compared to a loss of ($5.1) million in the prior year first quarter. Reported diluted earnings per share from continuing operations was $0.15 compared to a loss of ($0.16) in the prior year first quarter. Diluted earnings per share from continuing operations excluding special items (restructuring and exits costs and a tax benefit on restructuring of our France entity) were $0.08 compared to a loss of ($0.15) in the first quarter of 2009.

Cash flows from operations in the first quarter of 2010 were $8.9 million compared to a use of cash of ($2.0) million in the prior year first quarter. Cash flow from operations and $2.9 million of proceeds from the sale of non-core assets led to a $9.9 million reduction in net debt (total debt less cash and equivalents). At the end of the first quarter of 2010, we had net debt of $179.6 million (total debt of $197.7 million less cash and cash equivalents of $18.1 million) and borrowing availability of $108.5 million.

Spartech's President and Chief Executive Officer, Myles S. Odaniell stated, "We were pleased to see overall sales volume starting to improve in some of our important end markets. Despite just a modest increase in sales volume in the first quarter, we realized a significant improvement in earnings driven by the benefits of our structural cost reductions and production efficiencies. Our cash flow was strong in our seasonally-low first quarter and we have effectively transitioned from our broad-based financial improvement plan to ongoing continuous improvement initiatives. Our new Technology and Innovation Center highlights our commitment to technology and innovation as drivers of our future growth by integrating advanced technologies in base materials, extrusion technologies, and packaging products."

Segment Results

The results of our three continuing operating segments are discussed below and presented in the table at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.

Custom Sheet & Rollstock -- Net sales of $116.1 million in the first quarter of 2010 increased 1%, reflecting a 13% increase in volume and 12% decrease from price/mix changes compared to the prior year first quarter. The volume improvement was primarily related to increases in business for general industrial and appliance applications, partially offset with a decline in aerospace, with most other markets stable to slightly up from the prior year. Operating earnings excluding special items were $7.4 million in the first quarter of 2010 compared to $1.0 million in the prior year first quarter, reflecting the higher volume leveraging our improved cost structure partially offset by a lower margin mix of business.

Packaging Technologies -- Net sales of $48.6 million in the first quarter of 2010 reflected a decrease of 12%, consisting of flat volume and a 12% decrease from price/mix changes compared to the prior year first quarter. Operating earnings excluding special items were $6.0 million in the first quarter of 2010 compared to $6.5 million in the prior year first quarter, primarily reflecting lower margins from the lag in indexed pricing partially offset by lower costs from the benefits of our improvement initiatives implemented during 2009.

Color & Specialty Compounds -- Net sales of $60.4 million in the first quarter of 2010 reflected a decrease of 11%, representing a 6% decrease in volume and 5% decrease from price/mix changes compared to the prior year first quarter. The volume decline was primarily due to lower demand in the commercial construction and lawn and garden applications, partially offset by an improvement in automotive business. Operating earnings excluding special items were $2.5 million in the first quarter of 2010 compared to a loss of ($0.3) million in the prior year first quarter, primarily reflecting benefits of our improvement initiatives during 2009 which more than offset a lower margin mix of business.

Outlook

Sales volumes in most of our end markets have stabilized, with some recovery in our automotive business and a lagging decline in commercial construction and aerospace sectors which were late entrants into the economic downturn. We expect to see these market trends continue for the year with modestly favorable volume comparisons to the prior year. We anticipate a volatile raw material pricing environment during the balance of the year. We will continue to focus on accelerating new business opportunities, executing continuous improvement initiatives, and maximizing cash flows to better position us for profitable growth and enhanced shareholder returns.

Special Items

Restructuring and exit costs totaled $0.7 million in the first quarter of 2010 and $0.8 million in the prior year first quarter. These amounts were primarily comprised of employee severance and shut-down costs related to the consolidation of facilities and, in the first quarter of 2010, included a gain of $0.7 million on the sale assets from a previously consolidated facility. In the first quarter of 2010, we substantially completed the consolidation of production from our Kearny, New Jersey facility into other compounding operations and announced plans to expand our sheet facility in Wichita, Kansas to consolidate production from our Arlington, Texas plant.

Discontinued operations include our former Marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas which were all shutdown in the prior year and the Wheels and Profiles businesses that were divested in 2009.

In the first quarter of 2010, we recognized a $2.8 million tax benefit related to the tax restructuring of our entity in Donchery, France representing a $0.09 positive impact on our diluted earnings per share.

Technology and Innovation Center

Earlier this week, we announced the formation of a new technology center in St. Louis, Missouri. The new facility will have a full complement of technology and lab capabilities to support Spartech's advancement of integrated technologies in base materials, extrusion technologies, and packaging products. We plan to be operational in a facility in St. Louis by mid-summer 2010.

This new facility will leverage Spartech's existing knowledge of materials, extrusion, forming and design by connecting approximately 40 material scientists, processing engineers, and commercial development specialists with our customers to promote growth and innovation. Our new Technology and Innovation Center will be designed specifically to serve our current and future customers with a unique opportunity to work with our expanded technology team on advanced thermoplastics and polymers, new product applications, and innovative processing capabilities to create solutions for a broad array of end markets. This technology expansion reinforces the Company's focus on customer needs and ability to accelerate the development of our growth platforms.

Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Thursday, March 4, 2010, to discuss Spartech's first quarter 2010 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a Web cast by logging onto www.spartech.com, or via phone by dialing 866-393-9360 and providing the Conference ID #: 58977733. International callers may dial 706-758-1626.

Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers. The Company's three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

Safe Harbor For Forward-Looking Statements
 This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations include statements containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements.

Important factors which could cause actual results to differ from our forward-looking statements:

(a) Further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce;

(b) our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c) adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d) our inability to achieve the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our planned improvement initiatives;

(e) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(f) our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs;

(g)loss of business with a limited number of customers that represent a significant percentage of the Company's revenues;

(h) restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;

(i)possible asset impairment charges;

(j) our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, or savings to be achieved in connection with announced production plant restructurings;

(k) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(l) our inability to develop and launch new products successfully; and

(m) possible weaknesses in internal controls.

We assume no responsibility to update our forward-looking statements, except as required by law.

                  SPARTECH CORPORATION AND SUBSIDIARIES
              CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
        (Unaudited and dollars in thousands, except per share data)

                                                    Three Months Ended
                                                --------------------------
                                                January 30,   January 31,
                                                    2010          2009
                                                ------------  ------------

Net sales                                       $    225,164  $    237,301

Costs and expenses:
  Cost of sales                                      198,332       216,246
  Selling, general and administrative expenses        18,416        22,051
  Amortization of intangibles                            966         1,168
  Restructuring and exit costs                           671           824
                                                ------------  ------------

                                                     218,385       240,289
                                                ------------  ------------

Operating earnings (loss)                              6,779        (2,988)

  Interest, net of interest income of $0, and
   $37, respectively                                   3,516         4,335
                                                ------------  ------------

Earnings (loss) from continuing operations
 before income taxes                                   3,263        (7,323)

  Income tax benefit                                  (1,473)       (2,380)
                                                ------------  ------------

Net earnings (loss) from continuing operations         4,736        (4,943)
                                                ------------  ------------

Earnings (loss) from discontinued operations,
 net of tax                                                8          (149)
                                                ------------  ------------

Net earnings (loss)                             $      4,744  $     (5,092)
                                                ============  ============

Basic earnings (loss) per share:
  Earnings (loss) from continuing operations    $        .16  $       (.16)
  Earnings (loss) of discontinued operations               -          (.01)
                                                ------------  ------------
Net earnings (loss)                             $        .16  $       (.17)
                                                ============  ============

Diluted earnings (loss) per share:
  Earnings (loss) from continuing operations    $        .15  $       (.16)
  Earnings (loss) of discontinued operations               -          (.01)
                                                ------------  ------------
Net earnings (loss)                             $        .15  $       (.17)
                                                ============  ============

Dividends declared per share                    $          -  $       .05
                                                ============  ============

                  SPARTECH CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED BALANCE SHEETS
                (Dollars in thousands, except share data)

                                                January 30,
                                                    2010      October 31,
                                                (Unaudited)       2009
                                                ------------  ------------
                         Assets
Current assets:
  Cash and cash equivalents                     $     18,086  $     26,925
  Trade receivables, net of allowances of
   $1,964, and $2,470, respectively                  129,277       130,355
  Inventories                                         65,139        62,941
  Prepaids and other current assets                   18,349        24,916
  Assets held for sale                                 2,002         2,907
                                                ------------  ------------
     Total current assets                            232,853       248,044

Property, plant and equipment, net of
 accumulated depreciation of $311,587 and
 $304,424, respectively                              222,958       229,003
Goodwill                                             144,070       144,345
Other intangible assets, net of accumulated
 amortization of $18,679 and $17,733, respectively    27,379        28,404
Other long-term assets                                 3,587         3,892
                                                ------------  ------------
     Total assets                               $    630,847  $    653,688
                                                ============  ============

           Liabilities and Shareholders' Equity
Current liabilities:
  Current maturities of long-term debt          $        493  $     36,079
  Accounts payable                                    96,905       103,484
  Accrued liabilities                                 26,984        31,122
                                                ------------  ------------
     Total current liabilities                       124,382       170,685

Long-term debt, less current maturities              197,226       180,355
Other long-term liabilities:
  Deferred taxes                                      58,908        58,736
  Other long-term liabilities                          6,393         7,033
                                                ------------  ------------
     Total liabilities                               386,909       416,809

Shareholders' equity
  Preferred stock (authorized: 4,000,000 shares,
   par value $1.00)
     Issued:  None                                         -             -
  Common stock (authorized: 55,000,000 shares,
   par value $0.75)
     Issued: 33,131,846; Outstanding:
      30,916,674 and 30,719,277 shares,
      respectively                                    24,849        24,849
  Contributed capital                                203,952       204,183
  Retained earnings                                   65,155        60,411
  Treasury stock, at cost, 2,215,172 and
   2,412,569 shares, respectively                    (53,549)      (54,860)
  Accumulated other comprehensive income               3,531         2,296
                                                ------------  ------------
     Total shareholders' equity                      243,938       236,879
                                                ------------  ------------

     Total liabilities and shareholders' equity $    630,847  $    653,688
                                                ============  ============

                  SPARTECH CORPORATION AND SUBSIDIARIES
              CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                   (Unaudited and dollars in thousands)

                                                    Three Months Ended
                                                --------------------------
                                                January 30,   January 31,
                                                    2010          2009
                                                ------------  ------------
Cash flows from operating activities
  Net earnings (loss)                           $      4,744  $     (5,092)
  Adjustments to reconcile net earnings to
   cash provided by operating activities:
    Depreciation and amortization expense              9,555        11,143
    Provision for bad debt expense                      (298)        2,492
    Deferred taxes                                       125        (1,832)
    Stock-based compensation expense                   1,081           725
    Gain (loss) on disposition of assets                (895)            4
    Other, net                                          (150)          388
    Change in current assets and liabilities          (5,214)       (9,875)
                                                ------------  ------------
      Net cash provided by (used for) operating
       activities                                      8,948        (2,047)
                                                ------------  ------------

Cash flows from investing activities
  Capital expenditures                                (3,368)       (2,895)
  Proceeds from disposition of assets                  2,876             -
                                                ------------  ------------
      Net cash used for investing activities            (492)       (2,895)
                                                ------------  ------------

Cash flows from financing activities
  Borrowings on bank credit facility, net                  -         6,360
  Payments on notes and bank term loan               (17,185)            -
  (Payments) / borrowings on bonds and leases,
   net                                                  (131)          155
  Cash dividends on common stock                           -        (1,529)
                                                ------------  ------------
      Net cash (used for) provided by financing
       activities                                    (17,316)        4,986
                                                ------------  ------------

Effect of exchange rate changes on cash and
 cash equivalents                                         21            (3)

Increase (decrease) in cash and cash
 equivalents                                          (8,839)           41
Cash and cash equivalents at beginning of year        26,925         2,118
                                                ------------  ------------

Cash and cash equivalents at end of period      $     18,086  $      2,159
                                                ============  ============

SPARTECH CORPORATION AND SUBSIDIARIES

(Unaudited and dollars in thousands, except share data)

Within this press release we have included operating earnings and net earnings per dilutive share excluding special items and net debt which are non-GAAP measurements. Special items include restructuring and exit costs and a tax benefit on restructuring of our France entity. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below. We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Net debt is reconciled within the narrative of the release. The following reconciles GAAP to non-GAAP measures:

                                                    Three Months Ended
                                                --------------------------
                                                January 30,   January 31,
                                                    2010          2009
                                                ------------  ------------
Operating earnings (loss) (GAAP)                $      6,779  $     (2,988)

   Restructuring and exit costs                          671           824
                                                ------------  ------------

Operating earnings (loss) excluding special
 items (non-GAAP)                               $      7,450  $     (2,164)
                                                ============  ============

Net earnings (loss) from continuing operations
 (GAAP)                                         $      4,736  $     (4,943)

   Restructuring and exit costs, net of tax              422           521
   Tax benefit on restructuring of France
    entity                                            (2,770)            -
                                                ------------  ------------

Net earnings (loss) from continuing operations
 excluding special items (non-GAAP)             $      2,388  $     (4,422)
                                                ============  ============

Net earnings (loss) from continuing operations
 per diluted share (GAAP)                       $        .15  $       (.16)

   Restructuring and exit costs, net of tax              .02           .01
   Tax benefit on restructuring of France
    entity                                              (.09)            -
                                                ------------  ------------

Net earnings (loss) from continuing operations
 per diluted share excluding special items
 (non-GAAP)                                     $        .08  $       (.15)
                                                ============  ============

                 Three Months Ended              Three Months Ended
                  January 30, 2010                January 31, 2009
                ----------------------------  ----------------------------
                                    Operating                    Operating
                                    Earnings                      Earnings
                                     (Loss)                        (Loss)
                Operating           Excluding Operating           Excluding
                Earnings             Special  Earnings             Special
                 (Loss)   Special    Items     (Loss)    Special   Items
                 (GAAP)    Items   (non-GAAP)  (GAAP)     Items  (non-GAAP)
                --------  --------  --------  --------  --------- --------

Custom Sheet &
 Rollstock      $  7,287        84     7,371  $    838        182    1,020
Packaging
 Technologies      6,706      (729)    5,977     6,178        336    6,514
Color & Specialty
 Compounds         1,200     1,316     2,516      (565)       289     (276)
Corporate         (8,414)        -    (8,414)   (9,439)        17   (9,422)
                --------  --------  --------  --------  --------- --------
  Total         $  6,779  $    671  $  7,450  $ (2,988) $     824 $ (2,164)
                ========  ========  ========  ========  ========= ========

Company Contacts:
Myles S. Odaniell
President and Chief Executive Officer
(314) 721-4242

Randy C. Martin
Executive VP and Chief Financial Officer
(314) 721-4242